UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2013 (August 21, 2013)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2013, our board of directors, upon recommendation of the Remuneration Committee, increased the annual base salary of Dr. Serge Belamant, our chairman and chief executive officer, Herman Kotze, our chief financial officer, and Mr. Nitin Soma, our senior vice president of information technology, by 5% to $937,125, $496,125 and $302,400, respectively. The increase in annual base salary in each case was effective July 1, 2013. The board also adopted a cash incentive award plan for fiscal 2014 for Dr. Belamant and Mr. Kotze.

Cash Incentive Award Plan for Fiscal 2014

Under the cash incentive award plan, each of Dr. Belamant and Mr. Kotze will be eligible to earn a cash incentive award based on the Company’s fiscal 2014 financial performance and his individual contribution toward the achievement of certain objectives described under “Qualitative Portion of the Cash Incentive Award Plan” below. The terms of the cash incentive award plan are not contained in a formal written document, but are summarized below.

The cash incentive award plan provides for a target level cash incentive award of 100% of the executive’s annual base salary for fiscal 2014, 70% of which will be based on our fiscal 2014 financial performance and 30% of which will be based on qualitative factors. The quantitative portion of the award provides for threshold, target and maximum percentages of the executive’s base salary multiplied by 0.70. The qualitative portion of the award is limited to 100% of the executive’s base salary multiplied by 0.30.

Quantitative Portion of the Cash Incentive Award Plan

Each of Dr. Belamant and Mr. Kotze will be entitled to receive an amount equal to 70% of his annual base salary (the “Target Quantitative Award”) if we achieve fundamental diluted earnings per share (“Fundamental EPS”) of $1.60 for fiscal 2014. At other levels of Fundamental EPS, each of Dr. Belamant and Mr. Kotze will receive the following percentages of the Target Quantitative Award:

  At or below $1.40(threshold)—0%
  $1.60 (target)—100%
  $1.80 or above (maximum)—200% for Dr. Belamant and 150% for Mr. Kotze
  Fundamental EPS above $1.40 and below $1.80 will be interpolated relative to the $1.60 target on a linear basis.

Fundamental EPS will be measured in U.S. dollars as our earnings per share determined in accordance with U.S. generally accepted accounting principles, as adjusted to exclude the effects related to (i) amortization of intangible assets (net of deferred taxes) and acquisition-related costs; (ii) stock-based compensation charges and (iii) other items that the Remuneration Committee may determine in its discretion to be appropriate (for example, accounting changes and one-time or unusual items).

Qualitative Portion of the Cash Incentive Award Plan

Each of Dr. Belamant and Mr. Kotze is entitled to receive up to 30% of his annual base salary based on his contribution toward the enhancing shareholder value through:

  corporate action and mitigation of regulatory issues;
  implementation of the strategic and operating plans; and
  implementation and completion of a black economic empowerment transaction.

The Remuneration Committee may award between 0% and 100% of 30% of the executive’s annual base salary, based on its assessment of progress against these objectives.

Tables Illustrating Potential Payments Under Cash Incentive Award Plan

Based on Dr. Belamant’s current annual base salary of $937,125, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of Fundamental EPS in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Dr. Belamant under the cash incentive award plan is $1,593,112.

	Quantitative Portion		Qualitative Portion	Total
	Fundamental EPS ($)	Amount Payable ($)	($)	($)
Threshold	1.40 or below	-	281,137	281,137
Target	1.60	655,988	281,137	937,125
Maximum	1.80 or above	1,311,975	281,137	1,593,112

Based on Mr. Kotze’s current annual base salary of $496,125, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of Fundamental EPS in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Mr. Kotze is $669,768.

	Quantitative Portion		Qualitative Portion	Total
	Fundamental EPS ($)	Amount Payable ($)	($)	($)
Threshold	1.40 or below	-	148,837	148,837
Target	1.60	347,288	148,837	496,125
Maximum	1.80 or above	520,931	148,837	669,768

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: August 26, 2013	By: /s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board